UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                Stockeryale Inc.
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                   86126T203

                                 (CUSIP Number)

                                January 26, 2007
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 19 Pages

CUSIP No. 86126T203                   13G                    Page 2 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH                (See Item 4(a))
               -----------------------------------------------------------------
REPORTING      (7)  SOLE DISPOSITIVE POWER
                    0
PERSON WITH    -----------------------------------------------------------------

               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 3 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 4 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 5 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 6 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 7 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                               Highbridge GP, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 8 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 9 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 10 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 11 of 19 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                       (a)  [X]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,849,800 shares of Common Stock
OWNED BY
                    Warrants to acquire up to 95,000 shares of Common Stock
EACH           -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
REPORTING           0
               -----------------------------------------------------------------
PERSON WITH
               (8)  SHARED DISPOSITIVE POWER
                    1,849,800 shares of Common Stock

                    Warrants to acquire up to 95,000 shares of Common Stock
                    (See Item 4(a))
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,849,800 shares of Common Stock

            Warrants to acquire up to 95,000 shares of Common Stock
            (See Item 4(a))
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                            [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 86126T203                   13G                    Page 12 of 19 Pages


      This report on Schedule 13G (this "Schedule 13G") relates to (i) the 1,849,800 shares of common stock, $0.001 par value (the "Common Stock") of Stockeryale Inc. (the "Company") beneficially owned by Smithfield Fiduciary LLC ("Smithfield Fiduciary") as the date of this filing and (ii) Warrants exercisable for up to 95,000 shares of Common Stock. In addition to the Common Stock and Warrants mentioned above, Smithfield Fiduciary owns Warrants exercisable for up to 1,112,969 shares of Common Stock. However, pursuant to the terms of the relevant instruments, Smithfield Fiduciary cannot convert or exercise these warrants until such time as Smithfield Fiduciary would not beneficially own after any such conversion or exercise more than 4.99% of the outstanding Common Stock.

Item 1.

(a)   Name of Issuer

        Stockeryale Inc.

(b)   Address of Issuer's Principal Executive Offices

        32 Hampshire Road
        Salem, New Hampshire 03079

Item 2(a). Name of Person Filing
Item 2(b). Address of Principal Business Office
Item 2(c). Citizenship


        Smithfield Fiduciary LLC
        c/o Harmonic Fund Services
        The Cayman Corporate Center, 4th Floor
        27 Hospital Road
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge International LLC
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Corporation
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  State of Delaware

CUSIP No. 86126T203                   13G                    Page 13 of 19 Pages


        Highbridge Master L.P.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge GP, LLC
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  State of Delaware

        Highbridge Capital Management, LLC  IRS#: 20-1901985
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        Glenn Dubin
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        Henry Swieca
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

Item 2(d)  Title of Class of Securities

        Common Stock, par value $0.001 per share

Item 2(e)  CUSIP Number

        86126T203

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

CUSIP No. 86126T203                   13G                    Page 14 of 19 Pages


(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.    Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:

               As of the date of this filing, each of Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Harry Swieca (collectively, the "Reporting Persons") may be deemed the beneficial owner of the 1,849,800 shares of Common Stock and 95,000 exercisable Warrants owned by Smithfield Fiduciary LLC.

               Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Common Stock owned by Smithfield Fiduciary LLC and Highbridge International LLC.

        (b)    Percent of class:

               The Company's quarterly report on Form 10-Q that was filed on November 13, 2006, indicates there were 33,173,680 shares of Common Stock outstanding as of November 6, 2006 Therefore, based on the Company's

CUSIP No. 86126T203                   13G                    Page 15 of 19 Pages


outstanding Common Stock, each of the Reporting Persons may be deemed to beneficially own 5.8% of the outstanding Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Stock owned by another Reporting Person.

        (c)    Number of shares as to which such person has:

               (i)     Sole power to vote or to direct the vote

                       0

               (ii)    Shared power to vote or to direct the vote

                       See Item 4(a)

               (iii)   Sole power to dispose or to direct the disposition of

                       0

               (iv)    Shared power to dispose or to direct the disposition of

                       See Item 4(a)

Item 5.    Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.    Identification and Classification of Members of the Group

      See Exhibit I.


Item 9.    Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 86126T203                   13G                    Page 16 of 19 Pages


Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 22, 2007, by and among Smithfield Fiduciary LLC, Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 86126T203                   13G                    Page 17 of 19 Pages


SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 22, 2007

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    Its Trading Manager                      Its Trading Manager


By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC   By: Highbridge GP, LLC
    Its Trading Manager                      its General Partner


By: /s/ Carolyn Rubin                    By: /s/ Clive Harris
Name: Carolyn Rubin                      Name: Clive Harris
Title: Managing Director                 Title: Director


HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner


By: /s/ Clive Harris                     By: /s/ Clive Harris
Name: Clive Harris                       Name: Clive Harris
Title: Director                          Title: Director

HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris                     By: /s/ Carolyn Rubin
Name: Clive Harris                       Name: Carolyn Rubin
Title: Director                          Title: Managing Director


/s/ Glenn Dubin                          /s/ Henry Swieca
GLENN DUBIN                              HENRY SWIECA

CUSIP No. 86126T203                   13G                    Page 18 of 19 Pages


                                   EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.001 par value, of Stockeryale, Inc., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 22, 2007

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    Its Trading Manager                      Its Trading Manager


By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC   By: Highbridge GP, LLC
    Its Trading Manager                      its General Partner


By: /s/ Carolyn Rubin                    By: /s/ Clive Harris
Name: Carolyn Rubin                      Name: Clive Harris
Title: Managing Director                 Title: Director


HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE GP, LTD.


By: Highbridge GP, Ltd.
    its General Partner


By: /s/ Clive Harris                     By: /s/ Clive Harris
Name: Clive Harris                       Name: Clive Harris
Title: Director                          Title: Director

HIGHBRIDGE GP, LLC                       HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Clive Harris                     By: /s/ Carolyn Rubin
Name: Clive Harris                       Name: Carolyn Rubin
Title: Director                          Title: Managing Director

CUSIP No. 86126T203                   13G                    Page 19 of 19 Pages


/s/ Glenn Dubin                          /s/ Henry Swieca
GLENN DUBIN                              HENRY SWIECA